Exhibit 99.1

Rafael Holdings and Cyclo Therapeutics Enter into a Definitive Merger Agreement

Cyclo Therapeutics’ TransportNPC™ Phase 3 clinical trial for Trappsol® Cyclo™ for the treatment of Niemann-Pick Disease Type C1, a rare and fatal genetic disease, is fully enrolled and results from the 48-week interim analysis are expected in the middle of 2025

NEWARK, NJ and GAINESVILLE, FL – August 22, 2024 (GLOBE NEWSWIRE) - Rafael Holdings, Inc. (NYSE: RFL), and Cyclo Therapeutics, Inc. (Nasdaq: CYTH) today announced that they have entered into a definitive merger agreement to combine the two companies to focus on the development of Trappsol® Cyclo™ for the treatment of Niemann-Pick Disease Type C1. On consummation of the merger, Rafael Holdings will issue shares of its Class B common stock to Cyclo Therapeutics’ shareholders, based on an exchange ratio valuing Cyclo Therapeutics shares at $.95 per share and Rafael Holdings at its cash value combined with the value of its marketable securities and certain other investments less certain current liabilities. In addition, the cash value will take into account the funding of Cyclo’s operations by Rafael with convertible notes through closing. Following the closing, Rafael Holdings intends to fund the TransportNPC™ clinical trial to its 48-week interim analysis. The boards of directors of Rafael Holdings and Cyclo Therapeutics have approved this transaction and expect it to close in late 2024, pending approval of the companies’ shareholders, the effectiveness of a registration statement to register the shares of Class B common stock of Rafael Holdings to be issued in the transaction and other customary closing conditions.

Rafael Holdings made its first strategic investment in Cyclo Therapeutics in March 2023 to help drive treatment innovation for patients with the debilitating diagnosis of Niemann-Pick Disease Type C1. Rafael Holdings led another financing round in the fall of 2023 and has continued to support Cyclo Therapeutics via convertible debt financings in 2024.

“The proposed merger with Cyclo Therapeutics is a major step forward in our strategy to invest in, develop and commercialize clinical stage assets in areas of high unmet medical need,” said Bill Conkling, President and CEO of Rafael Holdings. Bill added, “Cyclo Therapeutics continues to make substantial progress in advancing its lead asset, Trappsol® Cyclo™, announcing the completion of enrollment in its pivotal TransportNPC™ Phase 3 clinical study for the treatment of Niemann-Pick Disease Type C1 at the end of May 2024. We are impressed with the execution by the Cyclo Therapeutics team in fully enrolling a comprehensive clinical trial in NPC and we eagerly await the 48-week interim analysis in the middle of 2025. Rafael Holdings is excited to join forces with Cyclo Therapeutics to make Trappsol® Cyclo™ our lead clinical program. We are committed to the program and will leverage our resources to help bring this much needed treatment option to NPC patients.”

N. Scott Fine, Chief Executive Officer of Cyclo Therapeutics, commented, “Our partnership with Rafael Holdings during the last year and a half has enabled Cyclo to get to where we are today. We are extremely pleased to announce our merger agreement with Rafael Holdings and believe that the strength of Rafael’s balance sheet and its strong management team will solidify our commitment to deliver the results of the TransportNPC™ trial for our shareholders and patients.”

Cassel Salpeter & Co. is acting as financial advisor to Cyclo Therapeutics in connection with the transaction. Schwell Wimpfheimer & Associates is serving as legal advisor to Rafael Holdings and Fox Rothschild LLP is serving as legal advisor to Cyclo Therapeutics.

About Rafael Holdings, Inc.

Rafael Holdings is a holding company with interests in clinical and early-stage pharmaceutical companies including an investment and planned merger with Cyclo Therapeutics, Inc. (Nasdaq: CYTH), a clinical-stage biotechnology company dedicated to developing life-changing medicines for patients and families living with challenging diseases through its lead therapeutic asset, Trappsol® Cyclo™, a majority investment in Cornerstone Pharmaceuticals, Inc., formerly known as Rafael Pharmaceuticals Inc., a cancer metabolism-based therapeutics company, a majority equity interest in LipoMedix Pharmaceuticals Ltd., a clinical stage pharmaceutical company, the Barer Institute Inc., a wholly-owned preclinical cancer metabolism research operation, a majority investment in Day Three Labs, Inc., a company which reimagines existing cannabis offerings with pharmaceutical-grade technology and innovation like Unlokt™ to bring to market better, cleaner, more precise and predictable products in the cannabis industry, and a majority interest in Rafael Medical Devices, LLC, an orthopedic-focused medical device company developing instruments to advance minimally invasive surgeries. Rafael’s primary goal has been to expand its investment portfolio through opportunistic and strategic investments including therapeutics which address high unmet medical needs. Upon closing of the merger transaction with Cyclo Therapeutics, Rafael intends to focus its efforts on making Trappsol® Cyclo™ its lead clinical program.

About Cyclo Therapeutics, Inc.

Cyclo Therapeutics, Inc. is a clinical-stage biotechnology company dedicated to developing life-changing medicines through science and innovation for patients and families living with disease. The Company’s Trappsol® Cyclo™, an orphan drug designated product in the United States and Europe, is the subject of four formal clinical trials for Niemann-Pick Disease Type C, a rare and fatal genetic disease, (www.ClinicalTrials.gov NCT02939547, NCT02912793, NCT03893071 and NCT04860960). The Company is conducting a Phase 2b clinical trial using Trappsol® Cyclo™ intravenously in early Alzheimer’s disease (NCT05607615) based on encouraging data from an Expanded Access program for Alzheimer’s disease (NCT03624842). Additional indications for the active ingredient in Trappsol® Cyclo™ are in development. For additional information, visit the Company’s website: www.cyclotherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data in the success of the potential combination with Cyclo Therapeutics; and the potential of our pipeline. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements Among other things, these risks include that there can be no guarantee that the proposed business combination will be completed in the anticipated timeframe or that the conditions required to complete the proposed combination will be met. In addition, these risks include, but are not limited to, those disclosed under the caption “Risk Factors” in Rafael’s Annual Report on Form 10-K for the year ended July 31, 2023, and Cyclo’s Annual Report on Form 10-K for the year ended December 31, 2023 and the companies’ other filings with the SEC. All these factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent the companies’ management’s estimates as of the date of this press release. While they may elect to update such forward-looking statements at some point in the future, the companies disclaim any obligation to do so, even if subsequent events cause views to change.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Important Additional Information Will Be Filed with the SEC

Rafael Holdings plans to file with the SEC a Registration Statement on Form S-4 in connection with the transactions and both Rafael Holdings and Cyclo Therapeutics plan to file with the SEC and mail to their respective stockholders a Joint Proxy Statement/Prospectus in connection with the transactions. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus and other relevant documents filed with the SEC in connection with the proposed transaction or incorporated by reference into the Joint Proxy Statement/Prospectus (if any) carefully when they are available before making any voting or investment decision with respect to the proposed transactions. The Registration Statement, the Joint Proxy Statement/Prospectus and other documents filed with the SEC in connection with the proposed transaction or incorporated by reference into the Joint Proxy Statement/Prospectus (if any) will contain important information about Rafael Holdings, Cyclo Therapeutics, the transactions and related matters. Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Rafael Holdings and Cyclo Therapeutics through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus from Rafael Holdings by contacting david.polinsky@rafaelholdings.com or Cyclo Therapeutics by contacting cyth@jtcir.com.

Participants in the Solicitation

Rafael and Cyclo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Rafael’s directors and executive officers is contained in Rafael proxy statement dated November 20, 2023, which is filed with the SEC. Information regarding Cyclo’s directors and executive officers is contained in Cyclo’s Annual Report on Form 10-K for the year ended December 31, 2023, which is filed with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests in the proposed business combination will be available in the Registration Statement and the Joint Proxy Statement / Prospectus.

Contact:

Rafael Holdings Investor Relations

Barbara Ryan

Barbara.ryan@rafaelholdings.com

(203) 274-2825

Cyclo Therapeutics Investor Relations

JTC Team, LLC

Jenene Thomas

(833) 475-8247

CYTH@jtcir.com

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